ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF SPORTS.COM, INC.

Document Number P00000009132

On April 2, 2003, the Board of Directors of Sports.com, Inc. passed a resolution that Article 1 of the Articles of Incorporation be amended. On April 2, 2003, a majority of the Shareholders adopted the recommendation of the Company’s Board of Directors and by consent, approved this Amendment to the Articles of Incorporation of Sports.com, Inc. The corporation is filing these Articles of Amendment to the Articles of Incorporation, pursuant to F.S. 607.1006.

1.	The name of the corporation is Sports.com, Inc.

2.	Article 1 of the Articles of Incorporation of Sports.com, Inc. shall be amended as follows:

ARTICLE 1. Name

The name of this corporation is:

LUMIGENE CORPORATION

SECOND: The date of adoption of this amendment by the shareholders of this corporation is: April 2, 2003 and shall become effective upon filing with the Secretary of State of Florida.

THIRD: This amendment to the Articles of Incorporation of the Corporation has been duly adopted in accordance with the provisions of the Florida Business Corporation Act. A majority of the shares entitled to vote executed a Statement of Consent to Action by the Shareholders of the Company in accordance with the provisions of the Florida Business Corporation Act. The number of shares voted in favor or the Amendment was sufficient to pass the action.

IN WITNESS WHEREOF the undersigned, the President of the Corporation, have executed this Amendment to the Articles of Incorporation this 2nd day of April, 2003.

L. Van Stillman, President

Prepared by:
L. Van Stillman, Esq.
1177 George Bush Blvd., Suite 308
Delray Beach, FL 33431
561-330-9903 telephone
561-330-9116 facsimile
FL Bar No. 165520